Exhibit 99.1

July 3, 2012

Dear Christopher & Banks Associates:

As you may have seen, Aria Partners issued a press release this morning making an unsolicited offer to acquire our Company. Given our responsibilities as a public company we will be making public statements regarding this matter only through press releases or SEC filings. A copy of a press release just issued by the Company is attached.

Please understand that it is important for all of us to maintain a “business as usual” attitude at Christopher & Banks, and to remain committed to executing our roles and responsibilities and focusing on our key initiatives.

We recognize that you may have questions about what this means for our Company and the future.  In addition, you may receive inquiries from outside parties, including the media.  It is important for all of us to speak with one voice at this time, so please forward any such inquiries to Pete Michielutti, our Chief Financial Officer, at (763) 551-5152.

I want you to know that the Board and management team value your continued hard work and dedication and are committed to the successful execution of our key initiatives.  As a team, we have made considerable progress over the last several months on those initiatives— and I believe that our Company is on the right track, in large part, due to your efforts every day. I am very proud of the work all of you are doing.

We will do our best to keep you informed as this process unfolds.  Thank you again for your continued commitment to Christopher & Banks.

Sincerely,

Joel Waller

President & Chief Executive  Officer

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Christopher & Banks Corporation (the “Company”) has commenced at this time. If a tender offer is commenced, the Company will file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”).  INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.  In addition, documents filed with the SEC by the Company may be obtained free of charge by contacting Luke Komarek, Corporate Secretary at 763-551-5000.